Exhibit 99.1

LLR Partners Increases Purchase Price for I-many, Inc. to $0.52 Per Share

PHILADELPHIA, PA and EDISON, NJ, June 3, 2009 — LLR Partners, one of the Mid-Atlantic’s largest private equity investment firms, with more than $1.4 billion under management, and I-many, Inc. (Pink Sheets: IMNY), a leading provider of contract management software and services for the enterprise, announced today that they have further amended their definitive merger agreement to increase the purchase price to approximately $0.52 per share in cash, an increase of an estimated $0.03 per share from the amended purchase price announced on June 1, 2009, or an increase of approximately 8% from the amended price announced on June 1, 2009 and approximately 23% from the original transaction announced on April 29, 2009.

The transaction is valued at $49.45 million, including amounts required to be applied to the repayment of I-many’s Senior Convertible Notes and to other transaction-related payments, or approximately $28.6 million net of such amounts, as set forth in the amended merger agreement. The remainder of the merger agreement, as amended May 29, 2009, remains unchanged.

The parties agreed to the increased purchase price in response to a further unsolicited proposal from the previously announced other bidder, which I-many’s board of directors evaluated as permitted by the terms of the merger agreement between I-many and LLR Partners.

The amendment to the merger agreement has been approved by LLR Partners and unanimously by I-many’s board of directors. The guarantee previously delivered by LLR Partners in connection with the merger agreement remains in place, without any changes to its form. The transaction remains subject to customary closing conditions, including the approval of I-many’s stockholders at a meeting scheduled on June 25, 2009. It is expected to close shortly after the shareholder meeting, if approval is obtained.

About LLR Partners

LLR Partners, a leading private equity firm based in Philadelphia, PA, provides capital to middle market growth companies with proven business models in a broad range of industries including healthcare, financial and business services, information technology and education. With over $1.4 billion under management, LLR is flexible in its approach, taking minority or majority positions, and investing in transactions ranging from expansion and growth capital to recapitalizations and buyouts. For more information on LLR, please visit www.llrpartners.com.

About I-many

I-many is a leading provider of contract management software and services for the enterprise. With hundreds of customers across 21 industries worldwide, I-many is enabling businesses to manage the entire contract life cycle, from pre-contract processes and contract management to active compliance, contract optimization, demand channel visibility and control. The result is an end-to-end solution that provides greater levels of insight into contract performance, allowing companies to improve profitability and achieve a measurable return on investment. For more information, please visit www.imany.com.

Forward-looking Statements

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the risks surrounding the closing of the transaction, including failure of I-many’s stockholders to approve the merger; operational disruption from the merger; general economic and market conditions and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find It

In connection with the merger agreement with LLR Partners (the “Merger Agreement”) and related transactions, on June 2, 2009, I-many filed with the SEC a proxy statement (the “Proxy Statement”) and will mail the Proxy Statement to its stockholders on or about June 3, 2008. The Proxy Statement contains important information about I-many, LLR Partners, the Merger Agreement and related matters. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

Investors and security holders can obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov.

In addition, investors and security holders can obtain free copies of the Proxy Statement from the Company by contacting I-many, Inc., Attn: Secretary, 399 Thornall Street, 12th Floor, Edison, NJ.

I-many and LLR Partners, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of I-many in respect of the transactions contemplated by the Merger Agreement. Information regarding I-many’s directors and executive officers will be included in the Proxy Statement. Additional information regarding these directors and executive officers is contained in I-many’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended by Amendment No. 1 dated April 29, 2009, which is filed with the SEC and available free of charge at the SEC’s web site at www.sec.gov. As of March 31, 2009, I-many’s directors and executive officers beneficially owned approximately 5,885,994 shares, or 10.9%, of I-many’s common stock. This excludes 7,383,264 shares owned by Ramius LLC, of which Mark R. Mitchell, a director of I-many, is an executive officer and for which Mr. Mitchell disclaims beneficial ownership. Information regarding LLR Partners’ directors and officers and a more complete description of the interests of I-many’s directors and officers is available in the Proxy Statement.

LLR Partners Contacts

Press contact:

Gregory FCA

Kristy DelMuto, 610-642-8253 x144

Kristy@GregoryFCA.com

or

Corporate contact:

LLR Partners

Scott Perricelli, 215-717-2915

sperricelli@LLRPartners.com

I-many Contacts

I-many, Inc.

Kevin Harris

CFO

732-452-1515

Email Contact: kharris@imany.com

or

Investor Relations:

Liolios Group, Inc.

Scott Liolios or Geoffrey Plank

949-574-3860

Email Contact: geoffrey@liolios.com